Hawk Announces Second Quarter 2006 Results

•	Net sales increase 7.6% to $76.3 million
•	Net income up 11.8% to $1.9 million
•	Tulsa facility achieves profitability
•	Precision components segment sets record for new business awards

CLEVELAND, Ohio - August 1, 2006 - Hawk Corporation (AMEX: HWK) announced today that net sales for the second quarter of 2006 increased by 7.6% to $76.3 million from $70.9 million in the comparable prior year period. The Company’s net sales benefited during the quarter from continued new product introductions, strong economic conditions in the Company’s end markets, including the construction and mining, aerospace, heavy truck, fluid power and appliance markets and the continued delivery improvements as the new Tulsa facility ramped up production levels.

Income from operations in the second quarter was $6.2 million in both 2006 and 2005. As a percentage of net sales, the Company’s operating margin decreased to 8.1% in the second quarter of 2006 from 8.7% in the comparable quarter of 2005. This operating leverage reduction was primarily the result of the start-up costs at the Company’s Tulsa friction products facility, increased medical and raw material costs and higher depreciation expense during the period. The results in the second quarter of 2006 benefited from operating improvements, particularly in May and June at the new Tulsa facility and strong results from the Company’s precision components segment. These improvements were partially offset by a poor performance in the Company’s performance racing segment.

Income from operations in the second quarter of 2005 included $1.3 million of restructuring costs related to the Tulsa plant move. In the second quarter of 2006, there were no restructuring costs included in income from operations. Adjusted operating income before consideration of these restructuring charges was $7.5 million, or 10.6% of net sales, in the second quarter of 2005 (Table 1).

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “We are pleased with the second quarter results and the impetus they were given from operational improvements in our Tulsa plant and operating profits at our precision components segment. During the second quarter of 2006, the Tulsa facility began generating monthly operating profits and we anticipate a continuation of this trend. We are focusing on a number of lean manufacturing initiatives, both short and long term, to achieve our targeted efficiencies and improve service levels to our customers.”

For the six month period ended June 30, 2006, net sales were $154.7 million, an increase of $11.8 million, or 8.3%, from $142.9 million in the comparable prior year period. Income from operations for the same six month period decreased $3.4 million, or 26.6%, to $9.4 million from $12.8 million in the comparable prior period. This comparison is driven in large part by the fact that through the second quarter of 2005, the Tulsa plant move had only just started and the operating costs associated with the startup had not yet begun. These startup costs are reflected in the three and six period ending June 30, 2006 results. However, included in the Company’s income from operations for the six months ended June 30, 2005 was $2.1 million of restructuring costs related to the move to Tulsa and $1.1 million of loan forgiveness costs. In the same six month period of 2006, there were no restructuring or loan forgiveness costs included in income from operations. Adjusted operating income before consideration of these restructuring and loan forgiveness charges was $16.0 million or 11.2% of net sales, in the first six months of 2005 (Table 2).

The Company reported net income of $1.9 million, or $.20 per diluted share, on 9.5 million shares outstanding in the second quarter of 2006, an increase of 11.8% compared to net income of $1.7 million, or $.17 per diluted share, on 9.4 million shares outstanding in the comparable prior year period. The Company reported a worldwide effective tax rate of 47.2% and 46.8% in the second quarter and first half of 2006 compared to 52.4% and 51.6% in the comparable periods of 2005 primarily resulting from the effect of the restructuring costs on the Company’s domestic tax losses. For the six months ended June 30, 2006, net income was $2.3 million, or $.24 per diluted share, a decrease of 36.1%, compared to $3.6 million or $.38 per diluted share, in the comparable prior year period.

Business Segment Results
Net sales in the friction products segment for the second quarter ended June 30, 2006 increased $4.5 million, or 9.9%, to a record $50.2 million from $45.7 million in the comparable prior year period. The second quarter net sales broke the previous quarterly sales record for the segment set in the first quarter of 2006. Primary drivers of this increase were strong worldwide demand in the construction and mining, heavy truck, performance automotive and aerospace markets, and increased sales to the industrial and performance automotive aftermarkets as well as sales from new product applications to the construction and heavy truck markets. For the six months ended June 30, 2005 net sales in this segment were $99.2 million, up 10.2%, from $90.0 million in the comparable prior year period.

For the second quarter ended June 30, 2006, income from operations in the friction products segment increased $0.3 million to $5.2 million, or 6.1%, from $4.9 million in the second quarter of 2005. The increase in income from operations was primarily the result increasing the production flow from the Tulsa plant and improved control of deliveries and expenses as the facility benefited from advancing up the manufacturing learning curve. This increase was partially offset by expenses incurred due to the continued start-up costs in Tulsa, increased medical expenses and increased raw material costs. Adjusted income from operations of $5.2 million in the second quarter of 2006 compares to adjusted income from operations of $6.2 million (Table 1) in the comparable quarter of 2005. For the six months ended June 30, 2006, income from operations in this segment was $6.5 million, a decrease of $3.4 million, or 34.3%, from $9.9 million in the comparable prior year period. Adjusted income from operations for the six month period ended June 30, 2006 of $6.5 million compares to adjusted income from operations of $12.5 million (Table 2) in the comparable period of 2005. Income from operations for the six month period ended June 30, 2005 included $2.7 million of restructuring and loan forgiveness costs (Table 2).

Income from operations in the Company’s friction products segment for the second quarter of 2006 of $5.2 million compares to $1.3 million reported in the first quarter of 2006, an improvement of $3.9 million, or 300.0%. The sequential improvement in the segment’s operating income from the first quarter of 2006 to the second is due primarily to continued operating improvements and increased production capabilities at the new facility in Tulsa.

In the Company’s precision components segment, net sales for the three months ended June 30, 2006 were up $1.6 million, or 7.5%, to $22.8 million from $21.2 million in the comparable prior period. The segment’s net sales increases were the result of strong end market demand and new product introductions, primarily in the fluid power and appliance markets during the quarter. The new product introductions were enabled, in large part because of, the segment’s new investments in innovative manufacturing capacity. For the six months ended June 30, 2006 net sales in this segment were $48.4 million, an increase of $4.4 million, or 10.0%, from $44.0 million in the comparable prior year period.

Income from operations in the precision components segment in the second quarter of 2006 was $1.4 million, an increase of $0.2 million, or 16.7% from the comparable prior year period. During the second quarter of 2006, the segment benefited from changes in product mix and margin improvement from volume related absorption of fixed overhead. The increase in operating income was partially offset by the continuing start-up costs of the segment’s China facility, increased medical costs, raw material increases and increased depreciation expense relating to the segment’s new technology equipment. For the six months ended June 30, 2006 income from operations in this segment was $3.5 million, an increase of $1.3 million, or 59.1% from $2.2 million in the comparable prior year period.

In the Company’s performance racing segment, net sales in the second quarter were $3.3 million, a decrease of $0.7 million or 17.5%, from $4.0 million in the comparable prior year period. The decrease resulted primarily from a realignment of the Company’s strategic customer focus at its driveline transmission facility. At the end of 2005, the Company made a significant change in the management of its driveline business operations, and in so doing began repositioning itself in the marketplace by increasing the level of engineering and product design capabilities while aligning itself with a new provider of premium gears for the racing market. These measures were taken to meet increased competition in the transmission market. For the six months ended June 30, 2006, net sales were $7.1 million, a decrease of $1.8 million, or 20.2%, from $8.9 million in the comparable prior year period.

For the quarter ended June 30, 2006, loss from operations in the performance racing segment was $0.4 million compared to income of $0.2 million in the comparable prior year period primarily as a result of the reduced sales volume and increased costs of component inventory. For the six months ended June 30, 2006 loss from operations in this segment was $0.6 million, a decrease of $1.3 million from income from operations of $0.7 million in the comparable prior year period.

Working Capital and Liquidity
As of June 30, 2006, working capital increased by $9.3 million from December 31, 2005 levels primarily from increased accounts receivable and inventory levels as a result of the sales increase during the first half of 2006. The net increase in working capital was funded by cash flow from operations, as well as borrowings under the Company’s revolving credit facility. As of June 30, 2006, the Company had $10.0 million outstanding under its revolving credit facility. This compares to borrowings of $15.3 million under the revolving credit facility as of March 31, 2006. As of June 30, 2006, the Company had $17.8 million available for additional borrowings under its revolving credit facility.

Business Outlook
Hawk reaffirms its previously issued guidance expecting net sales for the full year 2006 to be between $290.0 million and $300.0 million, or an increase of between 9.3% and 13.0% compared to net sales for the full year 2005 of $265.4 million, and income from operations to increase to a range of $23.0 million to $25.0 million in 2006, or an increase of between 49.4% to 62.3%, from adjusted income from operations of $15.4 million for the full year 2005. The Company believes that the second half of 2006 will benefit from continued strength in the Company’s end markets, operational improvements within the friction products segment relating to Tulsa, pricing initiatives with existing customers, continued cost reduction programs, lean manufacturing initiatives and continuing improvements in net sales within the precision components segment related to the segment’s new technology and Conversioneering® initiatives. Included in the guidance of income from operations is consolidated depreciation and amortization expense for the full year 2006 of approximately $13.0 million. As a result of the above factors, the Company continues to expect, as disclosed in previously issued releases, earnings for 2006 to be in a range of $.80 to $.90 cents per diluted common share on approximately 9.4 million fully diluted shares.

Mr. Weinberg said, “We are pleased to report that through our Conversioneering® sales efforts in our precision components segment, we have received a record number of new business awards from our customers as of the end of the second quarter. This achievement by the precision components group combined with the additional ability to penetrate new products and markets not available using conventional powder metal technologies will provide us with additional sales growth as we move through 2006 and into 2007 in this segment.” Mr. Weinberg continued, “We are excited by the momentum and market fundamentals embedded within our friction products and precision components segments and the positive results that we fully anticipate achieving in the future.”

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools and trucks. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,800 employees at 17 manufacturing, research, sales and administrative sites in 5 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, income from operations, earnings, earnings per share, market share, foreign operations, working capital and other statements that involve risks and uncertainties.  These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: continuing impact of operational inefficiencies at the Tulsa friction products facility; the ability to hire and train qualified people at the Company’s new friction products facility; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the impact on the Company’s gross profit margins as a result of changes in product mix; the ability of the Company to begin generating profits from its powder metal facility in China; the effect of other manufacturers who compete with the Company transferring manufacturing operations to China and other lower wage locations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the ability of the Company to meet the terms of its credit facilities, including the numerous financial covenants and other restrictions; the Company’s vulnerability to adverse general economic and industry conditions and competition; the ability of the Company to successfully negotiate new agreements, as they expire, with its unions representing certain of its employees, on terms favorable to the Company without experiencing work stoppages; the ability of the Company to utilize tax loss carryforwards in future periods; whether or not the Company’s motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by the Company; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, August 1, 2006 at 2:00 p.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Net sales	$76,328	$70,874	$154,702	$142,945
Cost of sales	60,281	53,356	124,338	106,741
Gross profit	16,047	17,518	30,364	36,204

Selling, technical and administrative expenses	9,763	9,933	20,696	21,139
Restructuring costs	-	1,172	-	1,903
Amortization of intangibles	126	184	253	368
Total expenses	9,889	11,289	20,949	23,410

Income from operations	6,158	6,229	9,415	12,794

Interest expense	(2,844)	(2,625)	(5,656)	(5,241)
Interest income	14	5	23	15
Other (expense) income, net	(45)	(105)	80	(256)

Income from continuing operations before income taxes	3,283	3,504	3,862	7,312
Income tax provision	1,549	1,837	1,808	3,774

Income from continuing operations	1,734	1,667	2,054	3,538
Income from discontinued operations, net of tax	171	38	255	111

Net income	$1,905	$1,705	$2,309	$3,649

Diluted earnings per share:
Earnings from continuing operations	$.18	$.17	$.21	$.37
Discontinued operations, net of tax	.02	.00	.03	.01
Earnings per diluted share	$.20	$.17	$.24	$.38

Diluted shares outstanding	9,539	9,420	9,547	9,338

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Segment data:
Net sales
Friction products	$50,152	$45,620	$99,239	$90,013
Precision components	22,832	21,213	48,389	44,012
Performance racing	3,344	4,041	7,074	8,920
Total	$76,328	$70,874	$154,702	$142,945

Gross profit
Friction products	$11,120	$12,141	$19,379	$24,726
Precision components	4,383	4,374	9,648	9,066
Performance racing	544	1,003	1,337	2,412
Total	$16,047	$17,518	$30,364	$36,204

Depreciation and amortization:
Friction products	$1,730	$1,714	$3,449	$3,515
Precision components	1,291	1,027	2,564	2,039
Performance racing	58	55	116	112
Total	$3,079	$2,796	$6,129	$5,666

Income (loss) from operations:
Friction products	$5,167	$4,866	$6,469	$9,884
Precision components	1,438	1,180	3,501	2,209
Performance racing	(447)	183	(555)	701
Total	$6,158	$6,229	$9,415	$12,794

Reconciliation of Financial Measures

This earnings release discloses income from operations, income from operations per diluted share and adjusted income from operations (income from operations before restructuring, employee benefit curtailment and loan forgiveness costs) for each business segment or for the Company in total, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most comparable GAAP measure is included below in this earnings release. Management believes that these financial measures are useful to investors because they exclude the Company’s non-recurring restructuring and other costs, allowing investors to more easily compare the Company’s financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each of its business segments.

Table 1
Adjusted income from operations Three months ended June 30
	Income (loss) from operations, as reported (GAAP)		Restructuring costs*		Adjusted income (loss) from operations
	2006	2005	2006	2005	2006	2005
Friction products	$5,167	$4,866	$-	$1,340	$5,167	$6,206
Precision components	1,438	1,180	-	-	1,438	1,180
Performance racing	(447)	183	-	-	(447)	183
Total pre-tax	$6,158	$6,229	$-	$1,340	$6,158	$7,569
Operating margin	8.1%	8.7%			8.1%	10.6%

*Restructuring costs in this table for the second quarter ended June 30, 2005 include $0.2 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

Table 2 Adjusted income from operations Six months ended June 30
	Income (loss) from operations, as reported (GAAP)		Restructuring costs*		Loan forgiveness costs		Adjusted income (loss) from operations
	2006	2005	2006	2005	2006	2005	2006	2005
Friction products	$6,469	$9,884	$-	$2,071	$-	$593	$6,469	$12,548
Precision components	3,501	2,209	-	-	-	443	3,501	2,652
Performance racing	(555)	701	-	-	-	64	(555)	765
Total pre-tax	$9,415	$12,794	$-	$2,071	$-	$1,100	$9,415	$15,965
Operating margin	6.1%	9.0%					6.1%	11.2%

*Restructuring costs in this table for the six months ended June 30, 2005 include $0.2 million classified in the Company’s Consolidated Statement of Income as Cost of sales items.

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET
(in thousands)
	June 30,	December 31,
	2006 (Unaudited)	2005
ASSETS
Current assets
Cash and cash equivalents	$5,777	$7,111
Accounts receivable, net	47,952	36,225
Inventories	49,649	46,379
Taxes receivable	347	347
Deferred income taxes	4,542	4,430
Other current assets	5,119	5,660
Assets held for sale	1,644	1,644
Assets of discontinued operations	3,091	3,633
Total current assets	118,121	105,429

Property, plant and equipment, net	71,136	70,918

Goodwill	32,495	32,495
Finite-lived intangible assets	8,182	8,435
Deferred income taxes	916	916
Other assets	7,842	8,035
	49,435	49,881
Total assets	$238,692	$226,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$32,537	$30,444
Other accrued expenses	22,426	19,629
Short-term debt	1,043	1,386
Current portion of long-term debt	255	307
Liabilities of discontinued operations	2,242	3,334
Total current liabilities	58,503	55,100

Long-term debt	120,742	115,892
Deferred income taxes	1,014	885
Pension liabilities	10,552	10,522
Other	3,399	3,113
Shareholders’ equity	44,482	40,716

Total liabilities and shareholders’ equity	$238,692	$226,228
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